UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



==============================================================================



                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

                       THE SECURITIES EXCHANGE ACT OF 1934





                                 Date of Report
               (Date of earliest event reported) October 14, 2003





                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)







              STATE OF DELAWARE                                38-0572515
              -----------------                                ----------
          (State or other jurisdiction of                   (I.R.S. Employer
          Incorporation or Organization)                  Identification No.)

      300 Renaissance Center, Detroit, Michigan                48265-3000
      -----------------------------------------                ----------
      (Address of Principal Executive Offices)                 (Zip Code)






        Registrant's telephone number, including area code (313) 556-5000
                                                           --------------

ITEM 12. Disclosure of information on financial conditions

      On October 14, 2003, a news release was issued on the subject of third quarter consolidated earnings for General Motors Corporation (GM). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of GM's Quarterly Report on Form 10-Q. The following is the third quarter earnings release for GM, and their subsidiary Hughes Electronics Corporation's (Hughes) earnings release dated October 14, 2003.


GM Reports Third Quarter Net Income of $425 million, or $0.79 per share Adjusted net income $448 million, or $0.80 per share, excluding Hughes Automotive operations profitable, global market share up in third quarter Substantial contributions, strong asset returns bolster U.S. pension plans

DETROIT - General Motors Corp. (NYSE: GM, GMH) today reported net income of $425 million, or $0.79 per diluted share of GM's $1-2/3 par value common stock, in the third quarter of 2003, compared with a net loss of $804 million, or $1.42 a share, in the third quarter of 2002. Total net sales and revenues increased 5.4 percent to $45.9 billion.

GM's adjusted income, which excludes results from Hughes, totaled $448 million, or $0.80 per share, in the third quarter of 2003. GM's adjusted net income in the third quarter of 2002, excluding special items and Hughes, totaled $696 million, or $1.24 per share. The third-quarter-2002 results included special items totaling an unfavorable $1.42 billion, or $2.62 per share. There were no special items in the third quarter of 2003.

"On balance, General Motors posted solid business results despite ongoing pricing pressure, lower production volumes and increased pension and health care costs," said GM Chairman and Chief Executive Officer Rick Wagoner. "And the accelerating U.S. economy and the enthusiastic response to our new products give us reason for optimism as we look forward."

                            GM AUTOMOTIVE OPERATIONS

GM's global automotive operations earned $34 million in the third quarter of 2003, compared with $368 million in the year-ago quarter. GM North America, GM Europe and GM Asia Pacific each reported market-share gains during the third quarter. GM's global market share rose to 15.2 percent in the third quarter of 2003 from 15.1 percent in the third quarter of 2002.

Net income at GM North America (GMNA) totaled $128 million versus $533 million in the third quarter of 2002. Improvements in sales mix, material-cost performance, and productivity were offset by a production decline of nearly 5 percent, intense pricing pressure and increased pension and health care expense, versus the year-ago period. The results were also affected by a $55 million favorable adjustment in GMNA's recall reserves, reflecting reduced costs associated with previously announced vehicle-recall programs, and a $27 million unfavorable adjustment for the adoption of a new accounting interpretation, FIN 46, which relates to the consolidation of variable interest entities.

GM's U.S. market share rose to 28.7 percent in the quarter, compared with 28.0 percent in the same period last year and 27.9 percent in the second quarter of 2003.

GM continued to set numerous sales records during the third quarter. In the United States, GM established a new industry sales record for total trucks, sport utilities, and full-sized pickups. Through the first nine months of 2003, GM sold 920,573 sport-utility vehicles, more than any other manufacturer has previously sold in a full calendar year. Chevrolet continued to make progress with sales rising 10 percent in the third quarter, and Cadillac is on pace to surpass 200,000 annual vehicle sales for the first time since 1994.

"We expect that our sales momentum will continue to build, based on great new vehicles that are just arriving in dealers' showrooms now such as the Chevrolet Malibu and SSR, Cadillac XLR and SRX, and the Buick Rainier," Wagoner said. "In addition, we will launch 17 more new car and truck models over the next year."

During the quarter GM reached an agreement with the United Auto Workers on a new four-year contract.

"We believe this agreement very effectively addresses the needs of our represented employees and the requirement that we continue to improve our competitive position. Our close collaboration with the UAW remains an important aspect of our steady improvement in quality and productivity," Wagoner said.

GM Europe (GME) reported a loss of $152 million in the third quarter of 2003, an improvement from the $180 million loss in the year-ago period. Continued progress in GME's cost-reduction efforts were partially offset by unfavorable currency-exchange rates.

"Our market share in Europe has improved for the fourth consecutive quarter. We expect this to continue as we launch new products, such as the highly anticipated Opel Astra, early next year," Wagoner said.

GM Asia-Pacific reported a profit of $162 million in the third quarter of 2003 compared with earnings of $76 million a year ago, led by continued strong performance at Shanghai GM and improved equity earnings from GM's Japanese automotive alliances. GM Asia-Pacific wholesale vehicle sales rose 10 percent in the third quarter, led by record sales in China.

"Our results in Asia were very encouraging. We are well positioned to participate in the continued growth in the region as a result of our joint ventures in China and South Korea," Wagoner said.

GM Latin America/Africa/Mid-East reported a loss of $104 million in the third quarter of 2003 compared with a loss of $61 million a year ago. Results were negatively affected by unfavorable economic and market conditions in Brazil and lower sales in Venezuela.

                                      GMAC

GMAC reported earnings of $630 million, up more than 30 percent from the $476 million earned in the third quarter of 2002. Financing operations remained strong as lower credit provisions more than offset narrower net-interest margins. Results from insurance operations more than doubled compared to the prior year, when earnings were adversely affected by the write-down of certain investment securities. Mortgage operations generated the biggest year-over-year improvement reflecting higher origination and securitization volumes in both the residential and commercial mortgage sectors.

"Once again, GMAC turned in an outstanding performance," Wagoner said. "GMAC is firing on all cylinders, with all three business sectors contributing to a record third quarter."

                                     HUGHES

Hughes reported a loss of $23 million in the third quarter of 2003, compared with a loss of $81 million in the year ago period. Revenue rose to $2.6 billion in the third quarter of 2003, up from $2.2 billion in the same quarter last year, led by the growing subscriber base of DIRECTV. Total DIRECTV U.S. subscriptions increased approximately 326,000 from the third quarter of 2002 to
11.9 million.

Earlier this month, GM stockholders voted to approve transactions that would result in the split off of Hughes and the acquisition of 34 percent of Hughes common stock by News Corp. (NYSE: NWS, NWS.A). In September, GM received a private-letter ruling from the Internal Revenue Service confirming that the distribution of Hughes common stock to the holders of GM Class H common stock would be tax-free to GM and its Class H stockholders for U.S. federal income-tax purposes. The transactions remain subject to certain regulatory clearances, including antitrust clearance from the U.S. Department of Justice and action by the U.S. Federal Communications Commission. GM expects to complete the transactions in late 2003 or early 2004.

                             CASH AND PENSION UPDATE

Automotive cash, marketable securities, and assets of the VEBA trust invested in short-term fixed-income securities totaled $29.3 billion at Sept. 30, 2003, excluding financing and insurance operations and Hughes, compared with $23.7 billion on June 30, 2003.

GM contributed $5.5 billion to its U.S. pension plans in September and another $8.0 billion in early October, bringing its year-to-date contributions to $14.4 billion. In addition, GM contributed $3 billion to the VEBA trust for retiree-health-care benefits in the third quarter.

As a result of the contributions, GM now expects 2003 pretax pension expense will be approximately $2.6 billion, down from the previous estimate of $2.8 billion. For 2004, GM expects pretax pension expense to decline by at least $500 million to $2.1 billion or less. However, this reduction in pension expense will be largely offset by higher interest expense related to the recent global debt offerings.

Through the end of the third quarter, GM's pension-plan assets earned a return of 14 percent. If asset returns remain at or above these levels for the remainder of 2003, the funded status of GM's U.S. hourly and salaried pension plans would improve dramatically by the end of the year and, with additional contributions, could approach a fully funded position in the near term.

                                  LOOKING AHEAD

General Motors said the U.S. vehicle market continues to be strong. GM expects auto industry sales of approximately 16.9 million units in 2003. GM is forecasting North American production of about 1.35 million vehicles in the fourth quarter of 2003, which would bring total 2003-calendar-year production volume to approximately 5.4 million vehicles.

GM expects to earn approximately $1.00 per share, excluding Hughes and any special items, in the fourth quarter of 2003. As a result, GM said it would exceed its original 2003-calendar-year earnings target of $5.00 per share, excluding special items and Hughes.

GM financial results described throughout this release exclude special items unless otherwise noted. See Highlights for reconciliation of adjusted results to results based on Generally Accepted Accounting Principles (GAAP).

                                       ###

In this press release and related comments by General Motors management, our use of the words "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal," "target," and similar expressions is intended to identify forward looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in GM's most recent report on SEC Form 10-K (at page II-18) which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: changes in economic conditions, currency exchange rates or political stability; shortages of fuel, labor strikes or work stoppages; market acceptance of the corporation's new products; significant changes in the competitive environment; changes in laws, regulations and tax rates; and, the ability of the corporation to achieve reductions in cost and employment levels to realize production efficiencies and implement capital expenditures at levels and times planned by management.

In connection with the proposed transactions, on August 21, 2003, General Motors Corporation ("GM"), Hughes Electronics Corporation ("Hughes") and The News Corporation Limited ("News Corporation") filed definitive materials with the Securities and Exchange Commission ("SEC"), including a Definitive Consent Solicitation Statement of GM on Schedule 14A, a Registration Statement of Hughes on Form S-4 and a Registration Statement of News Corporation on Form F-4 that contain a consent solicitation statement of GM, a prospectus of Hughes and a prospectus of News Corporation. Investors and security holders are urged to read these materials, as well as any other relevant documents filed or that will be filed with the SEC, as they become available, because these documents contain or will contain important information. These materials and other relevant materials (when they become available) and any other documents filed by GM, Hughes or News Corporation with the SEC, may be obtained for free at the SEC's website, www.sec.gov. In addition, the definitive materials contain information about how to obtain transaction-related documents for free from GM.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Materials included in this document contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. The factors that could cause actual results of GM, Hughes and/or News Corporation to differ materially, many of which are beyond the control of GM, Hughes or News Corporation include, but are not limited to, the following: (1) operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, which may be greater than expected following the transaction; (2) the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; (3) the effects of legislative and regulatory changes; (4) an inability to retain necessary authorizations from the FCC; (5) an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; (6) the introduction of new technologies and competitors into the subscription television business; (7) changes in labor, programming, equipment and capital costs; (8) future acquisitions, strategic partnerships and divestitures and the ability to access capital to maintain financial flexibility; (9) general business and economic conditions; and (10) other risks described from time to time in periodic reports filed by GM, Hughes or News Corporation with the SEC. Those other risks relating to Hughes include, but are not limited to, the uncertainties regarding the operations of DIRECTV Latin America, LLC, Hughes' 75% owned subsidiary, which is currently operating under Chapter 11 bankruptcy proceedings, and the performance of its satellites. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," "outlook," "objectives," "strategy," "target," or the negative of those words or other comparable words to be uncertain and forward-looking. This cautionary statement applies to all forward-looking statements included in this document.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)


     Management believes that the adjusted information set forth herein is useful to investors as it represents how Management views the results of operations and cash of the Corporation and, therefore, is the basis on which internal evaluation metrics are determined. The internal evaluation metrics are those used by the Corporation's Board of Directors to evaluate Management.


                                   Three Months Ended     Year to Date
                                    Sept. 30, 2003       Sept. 30, 2003
                                    --------------       --------------
                                     Net      $1-2/3      Net     $1-2/3
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Net Income                      $425     $0.79     $2,809     $5.08

     Gain on Sale of GM Defense (A)     -         -       (505)    (0.90)
                                      ---      ----      -----      ----
     Adjusted Income                 $425     $0.79     $2,304     $4.18
                                      ===      ====      =====      ====



     (A) The Gain on Sale of GM Defense relates to the sale of GM's light armored vehicle business to General Dynamics Corporation for net proceeds of approximately $1.1 billion.

                           General Motors Corporation
                        List of Special Items - After Tax
                 (dollars in millions except per share amounts)



                                   Three Months Ended     Year to Date
                                    Sept. 30, 2002       Sept. 30, 2002
                                    --------------       --------------
                                     Net      $1-2/3      Net     $1-2/3
                                    Income      EPS      Income     EPS
                                    ------     -----     ------    -----

     Reported                       ($804)   ($1.42)      $716     $1.63

     Write-down of
      Fiat Investment (A)           1,371      2.44      1,371      2.43

     GMNA Production
      Footprint (B)                   116      0.21        116      0.20

     Hughes Sale of Equity
      Interests (C)                   (68)    (0.03)       (68)    (0.04)

     GME End of Life Vehicle
      Charge (D)                        -         -         55      0.10

     GME Restructuring
      Charge (E)                        -         -        407      0.73

     Hughes Space Shuttle
      Settlement (F)                    -         -        (59)    (0.04)

     Hughes GECC Contractual
      Dispute (G)                       -         -         51      0.03

     Hughes Loan Guarantee
      Charge (H)                        -         -         18      0.01
                                    -----      ----      -----      ----
     Adjusted                        $615     $1.20     $2,607     $5.05
                                    =====      ====      =====      ====


     See Notes on next page.

                           General Motors Corporation
                        List of Special Items - After Tax

     (A) The Write-down of Fiat Investment relates to GM's investment in Fiat Auto Holdings, B.V. and reflects completion of an impairment study relating to the carrying value of that investment, which was reduced from $2.4 billion to $220 million.
     (B) The GMNA Production Footprint charge primarily relates to costs associated with the transfer of commercial truck production from Janesville, Wis., to Flint, Michigan.
     (C) The Hughes Sale of Equity Interests relates primarily to the Hughes investment in Thomson Multimedia S.A.
     (D) The GME End of Life Vehicle Charge relates to the European Union's directive requiring member states to enact legislation regarding end-of-life vehicles and the responsibility of manufacturers for dismantling and recycling vehicles they have sold.
     (E) The GME Restructuring Charge relates to the initiative implemented in the first quarter of 2002 to improve the competitiveness of GM's automotive operations in Europe.
     (F) The Hughes Space Shuttle Settlement relates to the favorable resolution of a lawsuit that was filed against the U.S. government on March 22, 1991, based upon the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten satellites on the Space Shuttle.
     (G) The Hughes GECC Contractual Dispute relates to a loss associated with a contractual dispute with General
           Electric Capital Corporation.
     (H) The Hughes Loan Guarantee Charge relates to a loan guarantee for a Hughes Network Systems' affiliate in India.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                    Third Quarter         Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----
     Total net sales and
      revenues ($Mil's)           $45,929   $43,580   $143,602  $138,133
      Adjusted                    $45,929   $43,605   $142,788  $138,187
      Adjusted excluding Hughes
        (Automotive and Financing)$43,343   $41,402   $135,586  $131,702
     Net income (loss)($Mil's)       $425     $(804)    $2,809      $716
      Adjusted                       $425      $615     $2,304    $2,607
      Adjusted excluding Hughes      $448      $696     $2,359    $2,990
     Net margin
      (net income / total net
      sales and revenues)             0.9%     (1.8%)      2.0%      0.5%
      Adjusted                        0.9%      1.4%       1.6%      1.9%
      Adjusted excluding Hughes       1.0%      1.7%       1.7%      2.3%
     Earnings per share
      Basic $1-2/3                  $0.79    $(1.42)     $5.09     $1.65
      Diluted $1-2/3                $0.79    $(1.42)     $5.08     $1.63
      Basic Class H                $(0.02)   $(0.01)    $(0.04)   $(0.28)
      Diluted Class H              $(0.02)   $(0.01)    $(0.04)   $(0.28)
     Adjusted earnings per share
      Basic $1-2/3                  $0.79     $1.20      $4.19     $5.09
      Diluted $1-2/3                $0.79(1)  $1.20      $4.18     $5.05
      Diluted $1-2/3
        excluding Hughes            $0.80     $1.24      $4.20     $5.29
      Basic Class H                $(0.02)   $(0.06)    $(0.04)   $(0.32)
      Diluted Class H              $(0.02)   $(0.06)    $(0.04)   $(0.32)
     GM $1-2/3 par value average
      shares outstanding (Mil's)
      Basic shares                    561       560        561       560
      Diluted shares                  561       561        561       565
     Cash dividends per share
      of common stocks
      GM $1-2/3 par value           $0.50     $0.50      $1.50     $1.50

     Book value per share of
      common stocks at Sept. 30
      GM $1-2/3 par value          $13.76    $25.44
      GM Class H                    $2.75     $5.09
     ACO total cash & marketable
      securities at Sept.30
        ($Bil's')                   $28.6     $16.0
      Cash in short-term VEBA        $3.4      $3.0
                                     ----      ----
     ACO total cash & marketable
      securities plus short-term    $32.0     $19.0
      VEBA
     Less:  Hughes cash & marketable
      securities                     $2.7      $0.8
                                      ---       ---

     Total Automotive cash &
      Marketable securities plus
      Short-term VEBA               $29.3     $18.2
                                     ====      ====
     Automotive, Communication Services
      and Other Operations ($Mil's)
      Depreciation                 $1,326    $1,166     $3,904    $3,441
      Amortization of special tools   676       645      2,029     1,896
      Amortization of intangible
        Assets                         29         3         77         6
                                    -----     -----      -----     -----
        Total                      $2,031    $1,814     $6,010    $5,343
                                    =====     =====      =====     =====


     See reconciliation of adjusted financial results on pages 12 -15, and and footnotes on page 17.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Third Quarter
                                  2003 and 2002
                                 --------------
     (Dollars in millions)
     Total net sales and         Reported       Special Items       Adjusted
     revenues                    --------       -------------       --------
                              2003      2002    2003    2002     2003     2002
                              ----      ----    ----    ----     ----     ----
     GMNA                   $26,810   $26,704    $ -     $ -   $26,810  $26,704
     GME                      6,270     5,564      -       -     6,270    5,564
     GMLAAM                   1,304     1,161      -       -     1,304    1,161
     GMAP                     1,384     1,158      -       -     1,384    1,158
                             ------    ------     --      --    ------   ------
       Total GMA             35,768    34,587      -       -    35,768   34,587
     Hughes                   2,586     2,178      -      25     2,586    2,203
     Other                       77      (108)     -       -        77     (108)
                             ------    ------     --      --    ------   ------
       Total ACO             38,431    36,657      -      25    38,431   36,682
                             ------    ------     --      --    ------   ------
     GMAC                     7,473     6,801      -       -     7,473    6,801
     Other Financing             25       122      -       -        25      122
                             ------    ------     --      --    ------   ------
       Total FIO              7,498     6,923      -       -     7,498    6,923
                             ------    ------     --      --    ------   ------
     Total net sales and
     revenues               $45,929   $43,580    $ -     $25   $45,929  $43,605
                             ======    ======     ==      ==    ======   ======

     Income / (expense)
     before income taxes and
     minority interest
     GMNA                      $200      $586    $ -    $186      $200     $772
     GME                       (251)     (248)     -       -      (251)    (248)
     GMLAAM                    (146)      (96)     -       -      (146)     (96)
     GMAP                         -         9      -       -         -        9
                                ---     -----     --   -----       ---      ---
       Total GMA               (197)      251      -     186      (197)     437
     Hughes                     (44)        5      -    (109)      (44)    (104)
     Other                     (374)   (2,426)     -   2,211      (374)    (215)
                                ---     -----     --   -----       ---      ---
       Total ACO               (615)   (2,170)     -   2,288      (615)     118
                                ---     -----     --   -----       ---      ---
     GMAC                       962       789      -       -       962      789
     Other Financing             (4)      (24)     -       -        (4)     (24)
                                ---     -----     --   -----       ---      ---
       Total FIO                958       765      -       -       958      765
     Total income /             ---     -----     --   -----       ---      ---
     (expense) before
     income taxes and
     minority interests        $343   $(1,405)   $ -  $2,288      $343     $883
                                ===     =====     ==   =====       ===      ===

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Third Quarter
                                  2003 and 2002
                                 ---------------

     (Dollars in millions)         Reported       Special Items      Adjusted
                                   --------       ------------       --------
                                2003     2002     2003    2002    2003     2002
                                ----     ----     ----    ----    ----     ----
     Net income
     GMNA                       $128     $417       $ -  $ 116     $128    $533
     GME                        (152)    (180)        -      -     (152)   (180)
     GMLAAM                     (104)     (61)        -      -     (104)    (61)
     GMAP                        162       76         -      -      162      76
                               -----    -----        --  -----    -----   -----
       Total GMA                  34      252         -    116       34     368
     Hughes                      (23)     (13)        -    (68)     (23)    (81)
     Other                      (212)  (1,486)        -  1,371     (212)   (115)
                               -----    -----        --  -----    -----   -----
       Total ACO                (201)  (1,247)        -  1,419     (201)    172
                               -----    -----        --  -----    -----   -----
     GMAC                        630      476         -      -      630     476
     Other Financing              (4)     (33)        -      -       (4)    (33)
                               -----    -----        --     --    -----   -----
       Total FIO                 626      443         -      -      626     443
                               -----    -----        --  -----    -----   -----
     Net income (loss)          $425    $(804)      $ - $1,419     $425    $615
                               =====    =====        ==  =====    =====   =====
     Income tax expense
      (benefit)
     GMNA                        $52     $177       $ -   $ 70      $52    $247
     GME                         (96)     (63)        -      -      (96)    (63)
     GMLAAM                      (51)     (47)        -      -      (51)    (47)
     GMAP                          7       21         -      -        7      21
                                 ---      ---        --    ---      ---     ---
       Total GMA                 (88)      88         -     70      (88)    158
     Hughes                      (45)      (5)        -    (41)     (45)    (46)
     Other                      (152)    (918)        -    840     (152)    (78)
                                 ---      ---        --     --      ---     ---
       Total ACO                (285)    (835)        -    869     (285)     34
                                 ---      ---        --    ---      ---     ---
     GMAC                        374      289         -      -      374     289
     Other Financing               -       (5)        -      -        -      (5)
                                 ---      ---        --    ---      ---     ---
       Total FIO                 374      284         -      -      374     284
                                 ---      ---        --    ---      ---     ---
     Income tax expense
      (benefit)                  $89    $(551)      $ -   $869      $89    $318
                                 ===     ====        ==    ===      ===     ===
     Effective tax rate
     GMNA                       26.0%    30.2%        -   37.6%    26.0%   32.0%
     GME                        38.2%    25.4%        -      -     38.2%   25.4%
     GMLAAM                     34.9%    49.0%        -      -     34.9%   49.0%
     GMAP                        -      233.3%        -      -        -   233.3%
     Hughes                    102.3%  (100.0%)       -   37.6%   102.3%   44.2%
     GMAC                       38.9%    36.6%        -      -     38.9%   36.6%
     Total GM Corp.             25.9%    39.2%        -   38.0%    25.9%   36.0%
     Equity income (loss)
     and minority interests
     GMNA                       $(20)      $8       $ -    $ -     $(20)     $8
     GME                           3        5         -      -        3       5
     GMLAAM                       (9)     (12)        -      -       (9)    (12)
     GMAP                        169       88         -      -      169      88
                                 ---       --        --     --      ---      --
     Total GMA                  $143      $89       $ -    $ -     $143     $89
                                 ===       ==        ==     ==      ===      ==

     See footnotes on page 17.

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Year to Date
                                  2003 and 2002
                                 --------------
     (Dollars in millions)
     Total net sales and        Reported        Special Items       Adjusted
     revenues                   --------        ------------        --------
                             2003      2002     2003    2002     2003     2002
                             ----      ----     ----    ----     ----     ----
     GMNA                 $85,331    $86,619    $ -     $ -   $85,331   $86,619
     GME                   20,195     17,149      -       -    20,195    17,149
     GMLAAM                 3,468      3,768      -       -     3,468     3,768
     GMAP                   3,798      3,344      -       -     3,798     3,344
                          -------    -------    ---      --   -------   -------
       Total GMA          112,792    110,880      -       -   112,792   110,880
     Hughes                 7,202      6,431      -      54     7,202     6,485
     Other                  1,211        837   (814)      -       397       837
                          -------    -------    ---      --   -------   -------
       Total ACO          121,205    118,148   (814)     54   120,391   118,202
                          -------    -------    ---      --   -------   -------
     GMAC                  22,383     19,753      -       -    22,383    19,753
     Other Financing           14        232      -       -        14       232
                          -------    -------    ---      --   -------   -------
       Total FIO           22,397     19,985      -       -    22,397    19,985
                          -------    -------    ---      --   -------   -------
     Total net sales and
     revenues            $143,602   $138,133  $(814)    $54  $142,788  $138,187
                          =======    =======    ===      ==   =======   =======

     Income / (expense)
     before income taxes
     and minority interest
     GMNA                  $1,029     $3,305    $ -    $186    $1,029    $3,491
     GME                     (399)    (1,290)     -     726      (399)     (564)
     GMLAAM                  (286)      (234)     -       -      (286)     (234)
     GMAP                      30        (35)     -       -        30       (35)
                            -----      -----    ---   -----     -----     -----
       Total GMA              374      1,746      -     912       374     2,658
     Hughes                    (5)      (456)     -     (92)       (5)     (548)
     Other                   (282)    (2,749)  (814)  2,211    (1,096)     (538)
                            -----      -----    ---   -----     -----     -----
       Total ACO               87     (1,459)  (814)  3,031      (727)    1,572
                            -----      -----    ---   -----     -----     -----
     GMAC                   3,440      2,223      -       -     3,440     2,223
     Other Financing          (16)       (34)     -       -       (16)      (34)
                            -----      -----    ---   -----     -----     -----
       Total FIO            3,424      2,189      -       -     3,424     2,189
     Total income /         -----      -----    ---   -----     -----     -----
     (expense) before
     income taxes and
     minority interests    $3,511       $730  $(814) $3,031    $2,697    $3,761
                            =====      =====    ===   =====     =====     =====

                           General Motors Corporation
                       Summary Corporate Financial Results

                                  Year to Date
                                  2003 and 2002
                                 ---------------

     (Dollars in millions)        Reported       Special Items       Adjusted
                                  --------        ------------       --------
                                2003     2002    2003    2002     2003     2002
                                ----     ----    ----    ----     ----     ----
     Net income
     GMNA                       $759   $2,348     $ -     $116    $759   $2,464
     GME                        (220)    (882)      -      462    (220)    (420)
     GMLAAM                     (219)    (174)      -        -    (219)    (174)
     GMAP                        400      122       -        -     400      122
                               -----    -----     ---    -----     ---    -----
       Total GMA                 720    1,414       -      578     720    1,992
     Hughes (2)                  (55)    (325)      -      (58)    (55)    (383)
     Other                        (7)  (1,685)   (505)   1,371    (512)    (314)
                               -----    -----     ---    -----   -----    -----
       Total ACO                 658     (596)   (505)   1,891     153    1,295
                               -----    -----     ---    -----   -----    -----
     GMAC                      2,163    1,346       -        -   2,163    1,346
     Other Financing             (12)     (34)      -        -     (12)     (34)
                               -----    -----     ---    -----   -----    -----
       Total FIO               2,151    1,312       -        -   2,151    1,312
                               -----    -----     ---    -----   -----    -----
     Net income (loss)        $2,809     $716   $(505)  $1,891  $2,304   $2,607
                               =====    =====     ===    =====   =====    =====
     Income tax expense
      (benefit)
     GMNA                       $268     $967     $ -      $70    $268   $1,037
     GME                        (152)    (374)      -      264    (152)    (110)
     GMLAAM                      (83)     (79)      -        -     (83)     (79)
     GMAP                         26       12       -        -      26       12
                               -----    -----     ---    -----   -----    -----
       Total GMA                  59      526       -      334      59      860
     Hughes                      (50)    (190)      -      (34)    (50)    (224)
     Other                      (303)  (1,020)   (309)     840    (612)    (180)
                               -----    -----     ---    -----   -----    -----
       Total ACO                (294)    (684)   (309)   1,140    (603)     456
                               -----      ---     ---    -----   -----    -----
     GMAC                      1,308      828       -        -   1,308      828
     Other Financing              (4)      (7)      -        -      (4)      (7)
                               -----      ---     ---    -----   -----    -----
       Total FIO               1,304      821       -        -   1,304      821
                               -----      ---     ---    -----   -----    -----
     Income tax expense
      (benefit)               $1,010     $137   $(309)  $1,140    $701   $1,277
                               =====      ===     ===    =====   =====    =====
     Effective tax rate
     GMNA                       26.0%    29.3%      -     37.6%   26.0%   29.7%
     GME                        38.1%    29.0%      -     36.4%   38.1%   19.5%
     GMLAAM                     29.0%    33.8%      -        -    29.0%   33.8%
     GMAP                       86.7%   (34.3%)     -        -    86.7%  (34.3%)
     Hughes                   1000.0%    41.7%      -     37.0% 1000.0%   40.9%
     GMAC                       38.0%    37.2%      -        -    38.0%   37.2%
     Total GM Corp.             28.8%    18.8%   38.0%    37.6%   26.0%   34.0%

     Equity income (loss)
     and minority interests
     GMNA                        $(2)     $10      $-       $-     $(2)     $10
     GME                          27       34       -        -      27       34
     GMLAAM                      (16)     (19)      -        -     (16)     (19)
     GMAP                        396      169       -        -     396      169
                                 ---      ---     ---      ---     ---      ---
     Total GMA                  $405     $194     $ -      $ -    $405     $194
                                 ===      ===     ===      ===     ===      ===


     See footnotes on page 17.

                           General Motors Corporation
                              Operating Statistics

                                    Third Quarter         Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----
     (units in thousands)
     Worldwide Wholesale Sales
      United States - Cars           453        495      1,439    1,568
      United States - Trucks         686        661      2,205    2,078
                                   -----      -----      -----    -----
        Total United States        1,139      1,156      3,644    3,646
      Canada, Mexico, and Other      113        152        479      581
                                   -----      -----      -----    -----
        Total GMNA                 1,252      1,308      4,123    4,227
      GME                            372        364      1,246    1,225
      GMLAAM                         134        162        377      476
      GMAP                           131        119        412      313
                                   -----      -----      -----    -----
        Total Worldwide            1,889      1,953      6,158    6,241
                                   =====      =====      =====    =====

     Vehicle Unit Deliveries
      Chevrolet - Cars               221        187        612      585
      Chevrolet - Trucks             517        485      1,395    1,430
      Pontiac                        125        132        352      401
      GMC                            163        151        426      415
      Buick                           90        135        258      324
      Oldsmobile                      29         38         96      123
      Saturn                          70         66        217      212
      Cadillac                        58         56        154      145
      Other                           25         20         72       50
                                   -----      -----      -----    -----
        Total United States        1,298      1,270      3,582    3,685
      Canada, Mexico, and Other      183        183        514      570
                                   -----      -----      -----    -----
        Total GMNA                 1,481      1,453      4,096    4,255
      GME                            433        416      1,387    1,354
      GMLAAM                         137        152        391      433
      GMAP                           192        174        542      509
                                   -----      -----      -----    -----
        Total Worldwide            2,243      2,195      6,416    6,551
                                   =====      =====      =====    =====

     Market Share
      United States - Cars          26.3%      25.1%      25.4%    25.4%
      United States - Trucks        30.6%      30.6%      29.9%    30.6%
        Total United States         28.7%      28.0%      27.8%    28.1%
      Total North America           28.2%      27.6%      27.3%    27.7%
      Total Europe                   9.2%       9.0%       9.4%     9.1%
      Total LAAM                    15.4%      16.7%      15.3%    15.8%
      Asia and Pacific               4.9%       4.7%       4.6%     4.7%
        Total Worldwide             15.2%      15.1%      14.5%    14.9%

     U.S. Retail/Fleet Mix
      % Fleet Sales - Cars          30.5%      31.0%      30.1%    28.6%
      % Fleet Sales - Trucks         9.5%      10.9%      12.9%    11.6%
        Total Vehicles              18.1%      19.6%      20.1%    19.0%

     Retail Lease as % of Retail Sales
      Total Smartlease
      and Smartbuy                   6.6%       8.4%

     Days Supply of Inventory
      at September 30
      United States - Cars            69         75
      United States - Trucks         104         96

     GMNA Capacity Utilization
      (2 shift rated)               86.1%      89.8%      88.3%    88.3%

     GMNA Vehicle Revenue
      Per Unit                   $18,984    $18,782

                           General Motors Corporation
                              Operating Statistics

                                    Third Quarter         Year to Date
                                    --------------       --------------
                                    2003       2002      2003      2002
                                    ----       ----      ----      ----

     GMAC's U.S. Cost of Borrowing  3.40%      4.03%

     Current Debt Spreads Over
      U.S. Treasuries
      2 Year                         185 bp     340 bp
      5 Year                         210 bp     360 bp
      10 Year                        265 bp     380 bp

     Worldwide Employment
      at September 30 (in 000's)
      United States Hourly           119        123
      United States Salary            40         41
                                     ---        ---
        Total United States          159        164
      Canada, Mexico, and Other       31         33
                                     ---        ---
      GMNA                           190        197
      GME                             63         68
      GMLAAM                          23         23
      GMAP                            14         11
      Hughes                          12         12
      GMAC                            32         31
      Other                            6          8
                                     ---        ---
        Total                        340        350
                                     ===        ===

     Worldwide Payrolls ($Mil's)  $5,008     $5,146    $15,727  $15,568



     Footnotes:
     ---------
     (1) This amount is comparable to First Call analysts' consensus.

     (2) 2002 amounts exclude Hughes Series A Preferred Stock dividends paid to General Motors and Hughes write off of goodwill for DirecTV Latin America and DirecTV Broadband recorded as a cumulative effect of accounting change in the first quarter of 2002 in Hughes' stand alone financial statements. In accordance with SFAS 142, GM evaluated the carrying value of goodwill associated with its Direct-to-Home Broadcast reporting unit in the aggregate and determined that the goodwill was not impaired.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                    Three Months Ended  Nine Months Ended
                                       September 30,      September 30,
                                       -------------      -------------
                                      2003      2002       2003     2002
                                      ----      ----       ----     ----
                                 (dollars in millions except per share amounts)

Total net sales and revenues        $45,929   $43,580   $143,602   $138,133
                                     ------    ------    -------    -------
Cost of sales and other expenses 37,016 36,957 115,339 113,754 Selling, general, and
administrative expenses               6,003     6,104     17,792     17,795
Interest expense                      2,567     1,924      6,960      5,854
                                     ------    ------    -------    -------

  Total costs and expenses           45,586    44,985    140,091    137,403
                                     ------    ------    -------    -------
Income before income taxes and
  minority interests                    343    (1,405)     3,511        730
Income tax expense (benefit)             89      (551)     1,010        137
Equity income (loss) and minority
  interests                             171        50        308        123
                                        ---      ----     ------        ---

  Net income (loss)                     425      (804)     2,809        716
Dividends on preference stocks            -         -          -        (47)
                                        ---       ---      -----        ---
  Earnings attributable to common
    stocks                             $425     $(804)    $2,809       $669
                                        ===       ===      =====        ===

Basic earnings (losses) per share
  attributable to common stocks
Earnings per share attributable to
  $1-2/3 par value                    $0.79    $(1.42)     $5.09      $1.65
                                       ====      ====       ====       ====

Earnings (losses) per share
  attributable to Class H            $(0.02)   $(0.01)    $(0.04)    $(0.28)
                                       ====      ====       ====       ====


Earnings (losses) per share
  attributable to common stocks
  assuming dilution
Earnings per share attributable to
  $1-2/3 par value                    $0.79    $(1.42)     $5.08      $1.63
                                       ====      ====       ====       ====

Earnings (losses) per share
  attributable to Class H            $(0.02)   $(0.01)    $(0.04)    $(0.28)
                                       ====      ====       ====       ====

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

        SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED STATEMENTS OF INCOME
                                   (Unaudited)

                                    Three Months Ended     Nine Months Ended
                                        September 30,         September 30,
                                        -------------         -------------
                                       2003      2002       2003       2002
                                       ----      ----       ----       ----
                                             (dollars in millions)

AUTOMOTIVE, COMMUNICATIONS SERVICES,
AND OTHER OPERATIONS

Total net sales and revenues        $38,431   $36,657   $121,205   $118,148
                                     ------    ------    -------    -------
Cost of sales and other expenses 34,900 34,868 109,052 107,540 Selling, general, and
administrative expenses               3,495     3,645     10,617     11,153
Interest expense                        587       242      1,310        706
                                     ------    ------    -------    -------
  Total costs and expenses           38,982    38,755    120,979    119,399
Net expense from transactions with
  Financing and Insurance
  Operations                             64        72        139        208
                                     ------    ------    -------    -------

Income (loss) before income taxes
  and minority interests               (615)   (2,170)        87     (1,459)
Income tax expense (benefit)           (285)     (835)      (294)      (684)
Equity income and minority
  interests                             129        88        277        179
                                        ---     -----        ---      -----
  Net income - Automotive,
  Communications Services, and
  Other Operations                    $(201)  $(1,247)      $658      $(596)
                                        ===     =====        ===        ===
Operations

FINANCING AND INSURANCE OPERATIONS

Total revenues                       $7,498    $6,923    $22,397    $19,985
                                      -----     -----     ------     ------

Interest expense                      1,980     1,682      5,650      5,148
Depreciation and amortization
  expense                             1,484     1,395      4,568      4,109

Operating and other expenses          2,315     2,315      6,560      6,171
Provisions for financing and
  insurance losses                      825       838      2,334      2,576
                                      -----     -----     ------     ------

  Total costs and expenses            6,604     6,230     19,112     18,004
Net income from transactions with
  Automotive, Communications
  Services, and Other Operations        (64)      (72)      (139)      (208)
                                      -----     -----     ------     ------
Income before income taxes and
  minority interests                    958       765      3,424      2,189

Income tax expense                      374       284      1,304        821
Equity income (loss) and minority
  interests                              42       (38)        31        (56)
                                        ---       ---      -----      -----
  Net income - Financing and
    Insurance   Operations             $626      $443     $2,151     $1,312
                                        ===       ===      =====      =====


The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive,
Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                Sept. 30,            Sept. 30,
                                                   2003   Dec. 31,     2002
                                               (Unaudited)  2002    (Unaudited)
                                               -----------  ----    -----------
                    ASSETS                           (dollars in millions)

Cash and cash equivalents                        $41,854   $21,449     $22,008
Marketable securities                             21,368    16,825      15,022
                                                  ------    ------      ------
  Total cash and marketable securities            63,222    38,274      37,030
Finance receivables - net                        160,233   134,647     125,958
Accounts and notes receivable (less allowances)   17,817    15,715      14,116
Inventories (less allowances)                     11,229     9,967      10,673
Deferred income taxes                             38,902    39,865      29,778
Equipment on operating leases - net               35,982    32,988      32,871
Equity in net assets of nonconsolidated
  associates                                       5,803     5,044       5,045
Property - net                                    39,171    37,514      36,328
Intangible assets - net                           18,064    17,954      17,100
Other assets                                      44,054    37,028      38,777
                                                 -------   -------     -------
  Total assets                                  $434,477  $368,996    $347,676
                                                 =======   =======     =======

     LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable (principally trade)             $30,129   $25,082     $24,572
Notes and loans payable                          261,323   201,940     186,531
Postretirement benefits other than pensions       35,875    38,186      37,976
Pensions                                          19,127    22,762       9,785
Deferred income taxes                              6,965     7,178       5,969
Accrued expenses and other liabilities            68,965    66,200      62,894
                                                 -------   -------     -------
  Total liabilities                              422,384   361,348     327,727
Minority interests                                 1,324       834         817
Stockholders' equity
$1-2/3 par value common stock
  (outstanding, 560,741,759;
  560,447,797; and 560,322,989 shares)               935       936         936
Class H common stock (outstanding,
  1,108,731,138; 958,284,272;
  and 958,110,288 shares)                            111        96          96
Capital surplus (principally additional
  paid-in capital)                                22,884    21,583      21,561
Retained earnings                                 12,000    10,031       9,291
                                                  ------    ------     -------
   Subtotal                                       35,930    32,646      31,884
Accumulated foreign currency translation
  adjustments                                     (2,099)   (2,784)     (3,009)
Net unrealized loss on derivatives                  (130)     (205)       (286)
Net unrealized gains on securities                   515       372         141
Minimum pension liability adjustment             (23,447)  (23,215)     (9,598)
                                                  ------    ------      ------
   Accumulated other comprehensive loss          (25,161)  (25,832)    (12,752)
                                                  ------    ------      ------
     Total stockholders' equity                   10,769     6,814      19,132
                                                 -------   -------     -------
Total liabilities and stockholders' equity      $434,477  $368,996    $347,676
                                                 =======   =======     =======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL INFORMATION TO THE CONSOLIDATED BALANCE SHEETS

                                                Sept. 30,            Sept. 30,
                                                   2003   Dec. 31,     2002
                                               (Unaudited)  2002    (Unaudited)
                                               -----------  ----    -----------
                     ASSETS                        (dollars in millions)
Automotive, Communications Services,
 and Other Operations
Cash and cash equivalents                        $20,530   $13,291     $14,670
Marketable securities                              8,022     2,174       1,360
                                                 -------   -------     -------
  Total cash and marketable securities            28,552    15,465      16,030
Accounts and notes receivable
  (less allowances)                                6,613     5,861       5,649
Inventories (less allowances)                     11,229     9,967      10,673
Equipment on operating leases
  (less accumulated depreciation)                  6,401     5,305       4,524

Deferred income taxes and
  other current assets                            10,842    10,816       9,061
                                                  ------    ------     -------
  Total current assets                            63,637    47,414      45,937
Equity in net assets of
  nonconsolidated associates                       5,803     5,044       5,045

Property - net                                    37,174    35,693      34,569
Intangible assets - net                           14,808    14,611      13,796
Deferred income taxes                             30,353    31,431      22,884
Other assets                                       7,980     7,781      15,112
                                                 -------   -------     -------
  Total Automotive, Communications Services, and
   Other Operations assets                       159,755   141,974     137,343
Financing and Insurance Operations
Cash and cash equivalents                         21,324     8,158       7,338
Investments in securities                         13,346    14,651      13,662
Finance receivables - net                        160,233   134,647     125,958
Investment in leases and other receivables        38,781    35,517      34,629
Other assets                                      41,038    34,049      28,746
Net receivable from Automotive, Communications
  Services, and Other Operations                   1,735     1,089         529
                                                 -------   -------     -------
  Total Financing and Insurance
    Operations assets                            276,457   228,111     210,862
                                                 -------   -------     -------
Total assets                                    $436,212   370,085    $348,205
                                                 =======   =======     =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive, Communications Services,
  and Other Operations
Accounts payable (principally trade)             $22,727   $20,169     $19,851
Loans payable                                        836     1,516       1,472
Accrued expenses                                  42,207    40,518      36,817
Net payable to Financing and
  Insurance Operations                             1,735     1,089         529
                                                 -------   -------     -------
  Total current liabilities                       67,505    63,292      58,669
Long-term debt                                    34,419    16,651      16,794
Postretirement benefits other than pensions       31,949    34,275      34,138
Pensions                                          19,063    22,709       9,742
Other liabilities and deferred income taxes       15,560    15,461      15,764
                                                 -------   -------     -------
  Total Automotive, Communications Services, and
   Other Operations liabilities                  168,496   152,388     135,107
Financing and Insurance Operations
Accounts payable                                   7,402     4,913       4,721
Debt                                             226,068   183,773     168,265
Other liabilities and deferred income taxes       22,153    21,363      20,163
                                                 -------   -------     -------
  Total Financing and Insurance Operations       255,623   210,049     193,149
                                                 -------   -------     -------
liabilities
   Total liabilities                             424,119   362,437     328,256
Minority interests                                 1,324       834         817
Stockholders' equity
$1-2/3 par value common stock
  (outstanding, 560,741,759;
  560,447,797; and 560,322,989 shares)               935       936         936
Class H common stock (outstanding,
1,108,731,138; 958,284,272;
  and 958,110,288 shares)                            111        96          96
Capital surplus (principally
  additional paid-in capital)                     22,884    21,583      21,561
Retained earnings                                 12,000    10,031       9,291
                                                  ------    ------      ------
   Subtotal                                       35,930    32,646      31,884
Accumulated foreign currency translation
  adjustments                                     (2,099)   (2,784)     (3,009)
Net unrealized loss on derivatives                  (130)     (205)       (286)
Net unrealized gains on securities                   515       372         141
Minimum pension liability adjustment             (23,447)  (23,215)     (9,598)
                                                  ------    ------      ------
   Accumulated other comprehensive loss          (25,161)  (25,832)    (12,752)
                                                  ------    ------      ------
     Total stockholders' equity                   10,769     6,814      19,132
                                                 -------   -------     -------
Total liabilities and stockholders' equity      $436,212  $370,085    $348,205
                                                 =======   =======     =======

The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive, Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                    Nine Months Ended
                                                     September 30,
                                                  ---------------------
                                                     2003        2002
                                                     ----        ----
                                                   (dollars in millions)
Net cash provided by operating activities         $10,299     $17,190

Cash flows from investing activities
Expenditures for property                          (5,224)     (4,990)
Investments in marketable securities -
  acquisitions                                    (12,600)    (35,024)
Investments in marketable securities -
  liquidations                                      7,997      32,425
Net originations and purchases of mortgage
  servicing rights                                 (2,029)     (1,290)
Increase in finance receivables                  (103,738)   (102,899)
Proceeds from sales of finance receivables         76,177      85,492
Operating leases - acquisitions                    (9,282)     (9,817)
Operating leases - liquidations                     8,137       7,722
Investments in companies, net of cash acquired       (206)       (306)
Proceeds from sale of business units                1,076           -
Other                                                (918)        223
                                                   ------      ------
Net cash used in investing activities             (40,610)    (28,464)
                                                   ------      ------

Cash flows from financing activities
Net increase (decrease) in loans payable             (436)      7,528
Long-term debt - borrowings                        80,065      25,731
Long-term debt - repayments                       (28,579)    (18,009)
Repurchases of common and preference stocks             -         (97)
Proceeds from issuing common stocks                     -          64
Proceeds from sales of treasury stocks                  -          19
Cash dividends paid to stockholders                  (840)       (887)
                                                   ------      ------
Net cash provided by financing activities          50,210      14,349
                                                   ------      ------

Effect of exchange rate changes on cash and
  cash equivalents                                    506         378
                                                   ------      ------
Net increase (decrease) in cash and cash
  equivalents                                      20,405       3,453
Cash and cash equivalents at beginning of the
  period                                           21,449      18,555
                                                   ------      ------
Cash and cash equivalents at end of the period    $41,854     $22,008
                                                   ======      ======

                   GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                         SUPPLEMENTAL INFORMATION TO THE
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                       Automotive, Comm.   Financing and
                                        Serv. and Other      Insurance
                                        ---------------    -------------
                                         Nine Months Ended September 30,
                                       -----------------------------------
                                         2003     2002     2003     2002
                                         ----     ----     ----     ----
                                              (dollars in millions)
Net cash provided by operating
  activities                           $1,121   $8,147   $9,178    $9,043

Cash flows from investing activities
Expenditures for property              (4,756)  (4,920)    (468)      (70)
Investments in marketable securities
  - acquisitions                       (7,033)  (1,391)  (5,567)  (33,633)
Investments in marketable securities
  - liquidations                        1,185      821    6,812    31,604
Net originations and purchases of
  mortgage servicing rights                 -        -   (2,029)   (1,290)
Increase in finance receivables             -        - (103,738) (102,899)
Proceeds from sales of finance
  receivables                               -        -   76,177    85,492
Operating leases - acquisitions             -        -   (9,282)   (9,817)
Operating leases - liquidations             -        -    8,137     7,722
Investments in companies, net of cash
  acquired                                (64)    (156)    (142)     (150)
Proceeds from sale of business units    1,076        -        -         -
Other                                    (277)     258     (641)      (35)
                                        -----    -----   ------    ------
Net cash used in investing activities  (9,869)  (5,388) (30,741)  (23,076)
                                        -----    -----   ------    ------

Cash flows from financing activities
Net increase (decrease) in loans
  payable                                (866)    (930)     430     8,458
Long-term debt - borrowings            17,262    6,149   62,803    19,582
Long-term debt - repayments              (588)    (183) (27,991)  (17,826)
Repurchase of common and preference
  stocks                                    -      (97)       -         -
Proceeds from issuing common stocks         -       64        -         -
Proceeds from sales of treasury stocks      -       19        -         -
Cash dividends paid to stockholders      (840)    (887)       -         -
                                       ------    -----   ------    ------
Net cash provided by financing
  activities                           14,968    4,135   35,242    10,214
                                       ------    -----   ------    ------
Effect of exchange rate changes on
  cash and cash equivalents               373      372      133         6
Net transactions with
  Automotive/Financing Operations         646   (1,028)    (646)    1,028
                                       ------    -----   ------    ------
Net increase (decrease) in cash and
  cash equivalents                      7,239    6,238   13,166    (2,785)
Cash and cash equivalents at
  beginning of the period              13,291    8,432    8,158    10,123
                                       ------   ------   ------    ------
Cash and cash equivalents at end of
  the period                          $20,530  $14,670  $21,324    $7,338
                                       ======   ======   ======     =====


The above Supplemental Information is intended to facilitate analysis of General Motors Corporation's businesses: (1) Automotive, Communications Services, and Other Operations; and (2) Financing and Insurance Operations.

          HUGHES ANNOUNCES THIRD QUARTER GROWTH OF 17% IN REVENUES AND 33% IN OPERATING PROFIT BEFORE D&A; OPERATING PROFIT QUADRUPLES

                  DIRECTV U.S. Adds 326,000 Owned and Operated
            Subscribers in the Quarter, a 58% Increase over Last Year

      El Segundo, Calif., October 14, 2003 -- Hughes Electronics Corporation ("HUGHES"), a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting, today reported that third quarter 2003 revenues increased 17% to $2.57 billion compared with $2.19 billion in the third quarter of 2002. Operating profit before depreciation and amortization1 for the quarter increased 33% to $359 million compared with $270 million in the same period last year. Operating profit increased to $77 million compared with operating profit of $16 million in the third quarter of 2002. In addition, HUGHES reported a third quarter 2003 net loss of $23 million compared to a net loss of $14 million in the same period of 2002.

      "This quarter's results are yet another indication of the rather significant changes we have made across our company to continuously improve operational performance. Compared to last year, each of our businesses generated higher revenues and operating profit before depreciation and amortization in the quarter," said Jack A. Shaw, HUGHES' president and chief executive officer. "Importantly, DIRECTV U.S. had its second best quarter ever in terms of gross owned and operated subscriber additions, and the 326,000 net new subscribers added in the quarter represented a 58% increase over last year's third quarter. I believe that this sharp increase in DIRECTV's subscriber growth reflects consumers' desire for DIRECTV's superior, all digital television programming as well as their continued dissatisfaction with their cable television service."

      Shaw continued: "At the top line, DIRECTV U.S. once again was the major contributor to our growth in the quarter with a nearly 20% increase in revenues driven by continued strong subscriber growth and a $4.50 increase in average monthly revenue per subscriber to $63.70. Hughes Network Systems - or HNS - also contributed to HUGHES' growth with a 17% increase in revenues principally due to strong sales in its enterprise and residential DIRECWAY broadband businesses, as well as in its set-top box business. Driven by the gross profit on this revenue growth, DIRECTV U.S. and HNS were also the primary contributors to HUGHES' 33% growth in operating profit before depreciation and amortization."

      Shaw finished: "We're also demonstrating significant improvement in our cash flow--which we define as cash flows from operating activities plus cash flows from investing activities--where, for the third quarter in a row, HUGHES generated positive cash flow. Also for the third consecutive quarter, HUGHES is increasing its full-year guidance for revenues, operating profit and cash flow primarily due to the strong DIRECTV U.S. and HNS results in the third quarter as well as the continued solid results expected for the remainder of the year."

      HUGHES' operating profit increased to $77 million in the third quarter of 2003 from $16 million in the same period of last year. The improvement was due to the higher operating profit before depreciation and amortization partially offset by higher depreciation and amortization, primarily at DIRECTV U.S. due to the reinstatement of amortization expense during the fourth quarter of 2002 related to certain intangible assets in accordance with Emerging Issues Task Force ("EITF") Issue No. 02-17, as well as additional infrastructure expenditures during the last year.

      HUGHES recorded a third quarter 2003 net loss of $23 million compared to a net loss of $14 million in the same period of 2002. The higher net loss was primarily due to a $159 million pre-tax gain in 2002 resulting from the sale of
8.8 million shares of Thomson Multimedia common stock and a third quarter 2003 non-cash charge of $65 million recorded as "Cumulative effect of accounting change, net of taxes" related to the adoption of FASB Interpretation No. 46 ("FIN 46"). These changes were partially offset by the higher 2003 operating profit discussed above, the favorable resolution of certain tax refund claims for $48 million in the quarter, a $32 million write-down of two equity investments and a pre-tax loss of $25 million related to the sale of SkyPerfecTV! common stock in the third quarter of 2002, and the absence of net losses in 2003 at DIRECTV Broadband due to its shutdown on February 28, 2003.

                           NINE-MONTH FINANCIAL REVIEW

      For the first nine months of 2003, revenues increased 12% to $7.17 billion, compared to $6.41 billion in the first nine months of 2002. The increase was primarily due to continued subscriber growth and higher average monthly revenue per subscriber ("ARPU") at DIRECTV U.S. as well as increased sales in the residential DIRECWAY(R) broadband business at HNS, partially offset by lower DIRECTV Latin America revenues related to the World Cup programming services in 2002 as well as a smaller subscriber base and further devaluations to several Latin American currencies in 2003.

      Operating profit before depreciation and amortization for the first nine months of 2003 was $1.07 billion compared with $586 million in the same period of 2002. Operating profit before depreciation and amortization margin was 15% compared to 9% in the first nine months of 2002. The 82% increase in operating profit before depreciation and amortization and the corresponding increase in margin were primarily attributable to the additional gross profit gained from the DIRECTV U.S. revenue growth, reduced losses from the 2002 World Cup programming at DIRECTV Latin America and improved efficiencies associated with HNS' larger residential DIRECWAY subscriber base. Also impacting the 2002 operating profit before depreciation and amortization results was a charge of $48 million related to a settlement with GECC and a $95 million one-time gain due to the favorable resolution of a lawsuit filed against the U.S. government on March 22, 1991.

      HUGHES' operating profit for the first nine months of 2003 was $258 million compared with an operating loss of $170 million in the same period of 2002. The improvement was due to the higher operating profit before depreciation and amortization discussed above partially offset by higher depreciation and amortization expense, particularly at DIRECTV U.S. resulting from the reinstatement of amortization expense related to certain intangible assets in accordance with EITF Issue No. 02-17 during the fourth quarter of 2002, as well as additional infrastructure expenditures during the last year.

      For the first nine months of 2003, HUGHES had a net loss of $52 million compared to a net loss of $1.01 billion in the same period of 2002. The improvement was primarily due to a first quarter 2002 charge associated with HUGHES' adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" of $681 million, recorded as "Cumulative effect of accounting change, net of taxes." Also contributing to the change was the improved 2003 operating profit discussed above, a 2002 net interest expense charge of $74 million related to the GECC settlement and higher losses in 2002 at DIRECTV Broadband. These improvements were partially offset by the $159 million pre-tax gain on the sale of Thomson shares in 2002, a higher income tax benefit generated in 2002 resulting from the larger pre-tax loss and the $65 million charge related to the adoption of FIN 46 in 2003.

                  Segment Financial Review: third Quarter 2003
                            Direct-To-Home Broadcast

      Third quarter 2003 revenues for the segment increased 18% to $2.09 billion from $1.76 billion in the third quarter of 2002. The segment had operating profit before depreciation and amortization of $222 million compared with $177 million in the third quarter of 2002. Operating profit for the segment was $42 million in the third quarter of 2003 compared to $21 million in the same period of 2002.

      On February 28, 2003, HUGHES completed the shutdown of the DIRECTV DSLTM service. As a result, DIRECTV Broadband is accounted for as a discontinued operation in the consolidated financial statements and its revenues, operating costs and expenses, and non-operating results are no longer included in the Direct-To-Home Broadcast segment for the periods presented.

      United States2: Excluding subscribers in the National Rural Telecommunications Cooperative ("NRTC") territories, DIRECTV U.S. added 811,000 gross subscribers and after accounting for churn, 326,000 net subscribers in the quarter. DIRECTV U.S. owned and operated subscribers totaled 10.28 million as of September 30, 2003, 12% more than the 9.20 million subscribers as of September 30, 2002. For the third quarter of 2003, the total number of subscribers in NRTC territories fell by 32,000, reducing the total number of NRTC subscribers as of September 30, 2003, to 1.57 million. As a result, the DIRECTV U.S. platform ended the quarter with 11.85 million total subscribers.

      DIRECTV U.S. reported quarterly revenues of $1.93 billion, an increase of 20% over last year's third quarter revenues of $1.62 billion. The increase was primarily due to continued strong subscriber growth as well as higher ARPU. ARPU increased approximately $4.50, or 8%, to $63.70 in the quarter primarily due to the March 2003 price increase, additional fees from the increased number of customers that have multiple set-top receivers, the adoption of EITF Issue No. 00-21 that relates to the recognition of certain customer-related revenues, increased revenues from the NFL SUNDAY TICKET(R) package and increased customer purchases of local channels.

      Operating profit before depreciation and amortization for the third quarter of 2003 increased 15% to $235 million compared to $205 million in last year's third quarter. The increase was due to the additional gross profit gained from the increased revenues, an improved mix of higher-margin revenues primarily related to fees from customers that have multiple set-top receivers and increased sales of local channel packages, and the favorable impact from a continued emphasis on cost management. These were partially offset by increased marketing expenses associated with the larger gross subscriber additions and higher acquisition costs per subscriber ("SAC") in the quarter.

      Operating profit in the quarter increased to $112 million compared to $102 million in the third quarter of 2002. The improved operating profit was primarily due to the reasons discussed above for the change in operating profit before depreciation and amortization partially offset by the reinstatement of amortization expense related to certain intangible assets in accordance with EITF Issue No. 02-17 during the fourth quarter of 2002, as well as increased depreciation expense due to additional infrastructure expenditures during the last year.

      Latin America: On March 18, 2003, DIRECTV Latin America, LLC announced that in order to aggressively address the company's financial and operational challenges, it had filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The filing applies only to DIRECTV Latin America, LLC, a U.S. company, and does not include any of its operating companies in Latin America and the Caribbean. DIRECTV Latin America, LLC and its operating companies are continuing regular operations.

      The DIRECTV(R) service in Latin America lost 44,000 net subscribers in the third quarter of 2003 mostly due to significantly higher involuntary churn in Mexico resulting from changes in disconnection processes associated with past-due subscribers. The total number of DIRECTV subscribers in Latin America as of September 30, 2003, was 1.45 million compared to 1.60 million as of September 30, 2002, representing a decline of 10%.

      Revenues for DIRECTV Latin America increased to $155 million in the quarter from $146 million in the third quarter of 2002 primarily due to the consolidation of the local operating companies in Puerto Rico and Venezuela in accordance with HUGHES' adoption of FIN 46, partially offset by lower revenues from the smaller subscriber base.

      DIRECTV Latin America recorded an operating loss before depreciation and amortization of $17 million in the quarter compared to an operating loss before depreciation and amortization of $29 million in the same period of 2002. The operating loss in the quarter was $74 million compared to an operating loss of $84 million in the third quarter of 2002. These improvements were primarily due to aggressive cost cutting over the past year including programming cost reductions resulting from the rejection of certain contracts in connection with the Chapter 11 reorganization, partially offset by reduced revenues associated with the smaller subscriber base.

                               Satellite Services

      PanAmSat Corporation ("PanAmSat"), which is approximately 81%-owned by HUGHES, generated third quarter 2003 revenues of $210 million compared with $199 million in the same period of the prior year. The increase was primarily due to additional government revenues related to PanAmSat's new G2 Satellite Solutions(TM) division, which was formed after the acquisition of Hughes Global Services on March 7, 2003, and an increase in network service revenues.

      PanAmSat's operating profit before depreciation and amortization for the quarter was $152 million compared with $145 million in the third quarter 2002. Operating profit remained relatively unchanged at $67 million in the third quarter of 2003. The increase in operating profit before depreciation and amortization was primarily due to lower bad debt expense and improved operational efficiencies. The operating profit was also impacted by higher depreciation expense primarily related to the shorter estimated useful lives of two satellites that experienced anomalies in 2003.

      As of September 30, 2003, PanAmSat's contracts for satellite services representing future payments (backlog) declined to approximately $4.8 billion compared to approximately $5.3 billion at the end of the second quarter of 2003 primarily due to reduced contract values related to a satellite anomaly.

                                 Network Systems

      HNS generated third quarter 2003 revenues of $353 million compared with $300 million in the third quarter of 2002. The 17% increase was principally due to higher revenues in the enterprise and residential DIRECWAY(R) broadband businesses, and increased sales of DIRECTV(R) receiver systems. HNS shipped 946,000 DIRECTV receiver systems in the third quarter of 2003 compared to 737,000 units in the same period last year. Additionally, as of September 30, 2003, the DIRECWAY service had approximately 178,000 residential subscribers in North America compared to 138,000 one year ago, representing an increase of approximately 29%.

      HNS reported operating profit before depreciation and amortization of $9 million compared to an operating loss before depreciation and amortization of $23 million in the third quarter of 2002. The operating loss in the quarter was $10 million compared to an operating loss of $43 million in the third quarter of 2002. These improvements were primarily attributable to a smaller loss in the residential DIRECWAY business due to improved efficiencies associated with the larger subscriber base, increased revenues and profit margins in the set-top box and DIRECWAY enterprise businesses, as well as a $9 million charge taken in the third quarter of 2002 related to severance costs and an inventory provision.


                                  BALANCE SHEET

      From December 31, 2002, to September 30, 2003, HUGHES' consolidated cash balance increased $1.50 billion to $2.63 billion and total debt increased $1.58 billion to $4.70 billion.

      In the third quarter, HUGHES' consolidated cash balance decreased by $558 million and debt decreased by $311 million compared to the June 30, 2003, balances. During the quarter, HUGHES generated over $100 million of cash flow (cash flows from operating activities plus cash flows from investing activities) bringing the total cash flow generated by HUGHES to approximately $400 million through September 30, 2003. Also in the quarter, HUGHES and The Boeing Company reached an agreement whereby HUGHES paid Boeing $360 million to settle the outstanding purchase price adjustment disputes arising from Boeing's October 2000 acquisition of HUGHES' satellite manufacturing operations. This payment will be reported as "Net cash used in discontinued operations" in the Condensed Consolidated Statements of Cash Flows. Additionally, PanAmSat made an optional prepayment of $350 million in the quarter under its $1.25 billion bank facility from available cash on hand. The prepayment was applied pro rata against PanAmSat's Term Loan A and Term Loan B.

      During 2003, DIRECTV U.S. completed several financing transactions, which included $1.40 billion of borrowings under a senior notes offering and approximately $1.23 billion of borrowings under a $1.68 billion credit facility. Approximately $2.56 billion of the proceeds from the financings were distributed to HUGHES to repay $506 million of outstanding short-term debt and to fund HUGHES' business plan through projected cash flow breakeven.

      Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' third quarter 2003 earnings call will be available on the company's website at www.hughes.com or www.directv.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-4900. The webcast will be archived on the Investor Relations portion of the HUGHES' website and a replay of the call will be available (dial in number:
719-457-0820, code: 438314) beginning at 7:00 p.m. ET on Wednesday, October 15 through Monday, October 20 at 1:00 a.m. ET.

   (1) Operating profit (loss) before depreciation and amortization, which is a non-GAAP financial measure, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with accounting principles generally accepted in the United States of America. Please see HUGHES and DIRECTV Holdings LLC recent SEC filings for further discussion of operating profit (loss) before depreciation and amortization.

    (2) The discussion of financial results for DIRECTV U.S. reflects amounts included in the stand-alone financial statements of DIRECTV Holdings LLC that are included later in this earnings release. HUGHES records certain items as corporate expenses in HUGHES consolidated financial statements pursuant to Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information." Generally accepted accounting principles also require these expenses to be reflected in the stand-alone financial statements of DIRECTV Holdings LLC. As a result, the DIRECTV U.S. operating profit before depreciation and amortization and operating profit results include approximately $3 million and $4 million of pension expense in the third quarter of 2002 and 2003, respectively, which HUGHES includes in "Eliminations and Other" for segment reporting purposes in its consolidated statements.


------------------------------
      NOTE: This release may contain certain statements that Hughes and/or DIRECTV U.S. believe are, or may be considered to be, "forward-looking statements," within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we "believe," "expect," "anticipate," "intend," "plan," "foresee" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause Hughes' and/or DIRECTV U.S.' actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein may include, but are not limited to, economic conditions, product demand and market acceptance, government action, local political or economic developments in or affecting countries where Hughes has operations, including political, economic and social uncertainties in many Latin American countries in which the DIRECTV Latin America businesses operate, potential adverse effects of the DIRECTV Latin America, LLC Chapter 11 bankruptcy proceedings, foreign currency exchange rates, ability to obtain export licenses, competition, the outcome of legal proceedings, ability to achieve cost reductions, ability to timely perform material contracts, ability to renew programming contracts under favorable terms, technological risk, limitations on access to distribution channels, the success and timeliness of satellite launches, in-orbit performance of satellites, loss of uninsured satellites, ability of customers to obtain financing, ability to access capital to maintain financial flexibility and the effects of the strategic transactions that GM and Hughes have entered into with News Corporation.

Hughes Financial Guidance
-------------------------------------------------------------------------------
                  Fourth Quarter 2003    Prior Full Year     Revised Full Year
                                                2003                 2003
-------------------------------------------------------------------------------
HUGHES
-------------------------------------------------------------------------------
  Revenues              $2.75 - 2.8B         $9.7 - 9.8B         $9.9 - 9.95B
-------------------------------------------------------------------------------
  Operating profit
  before depreciation
  and amortization     $250 - 300M         $1.25 - 1.35B        $1.3B - 1.35B
-------------------------------------------------------------------------------
  Operating
  profit/(loss)         $0 - (50)M          $125 - 225M          $200 - 250M
-------------------------------------------------------------------------------
   Cash Flow(a)            N/A              $100 - 200M            ~$500M
-------------------------------------------------------------------------------

DIRECTV U.S.
-------------------------------------------------------------------------------
  Revenues               ~$2.16B              ~$7.5B               ~$7.6B(c)
-------------------------------------------------------------------------------
  Operating profit
  before depreciation
  and amortization         ~$200M              ~$1.0B               ~$1.0Bc
-------------------------------------------------------------------------------
  Operating profit         ~$60M               ~$475M               ~$475Mc
-------------------------------------------------------------------------------
  Net subscriber
  additions(b)              N/A                 ~900K               ~1.05M(c)
-------------------------------------------------------------------------------

DIRECTV Latin America
-------------------------------------------------------------------------------
  Revenues              $140 - 160M          $550 - 600M          $575 - 600M
-------------------------------------------------------------------------------
  Operating loss
  before depreciation
  and amortization      $(20) -(40)M       $(90) - (110)M          No Change
-------------------------------------------------------------------------------
  Operating loss       $(90) - (110)M      $(310) - (330)M         No Change
-------------------------------------------------------------------------------

Hughes Network Systems
-------------------------------------------------------------------------------
  Revenues              ~$350M            $1.1 - 1.2B            ~$1.25B
-------------------------------------------------------------------------------
  Operating profit
  before depreciation
  and amortization      $20 - 25M            Breakeven            No Change
-------------------------------------------------------------------------------
    Operating
    profit/(loss)       $5 - 10M          $(65) - (75)M        $(70) - (75)M
-------------------------------------------------------------------------------

PanAmSat
-------------------------------------------------------------------------------
  Revenues            $200 - 215M          $800 - 840M          $813 - 828M
-------------------------------------------------------------------------------
  New outright sales
  and sales-type leases    None                None                 None
-------------------------------------------------------------------------------
  Operating profit
  before depreciation
  and amortization      $140 - 150M          $580 - 600M          $589 - 599M
-------------------------------------------------------------------------------
  Operating profit       $55 - 75M           $250 - 300M          $272 - 292M
-------------------------------------------------------------------------------

a Defined as "cash flows from operating activities" plus "cash flows from investing activities"
b Excludes subscribers in NRTC territories c Originally updated on September 29, 2003




                  NON-GAAP FINANCIAL RECONCILIATION SCHEDULE*
----------------------------------------------------------------------------------------------
                          Third          Third        Fourth       Prior Full    Revised Full
                         Quarter        Quarter      Quarter        Year 2003     Year 2003
                       2003 Actual    2002 Actual   2003 Guidance    Guidance     Guidance
----------------------------------------------------------------------------------------------
HUGHES
  Operating
  profit/(loss)             $77M          $16M     $0 - (50)M     $125 - 225M     $200 - 250M
  Plus: depreciation
  & amortization (D&A)     $282M         $254M      ~$300M         ~$1.125B          ~$1.1B
                           -----         -----       ------        --------          ------
  Operating profit
  before depreciation
  and amortization         $359M         $270M    $250 - 300M   $1.25 - 1.35B   $1.3B - 1.35B
----------------------------------------------------------------------------------------------
DIRECTV U.S.

  Operating profit         $112M         $102        ~$60M         ~$475M          No Change
  Plus: D&A                $123M         $102       ~$140M         ~$525M          No Change
                           -----         ----       ------         ------          ---------
  Operating profit
  before D&A               $235M         $205+      ~$200M        ~$1.00B          No Change
----------------------------------------------------------------------------------------------
DIRECTV Latin America
  Operating loss          $(74)M      $(84)M   $(90) - (110)M $(310) - (330)M      No Change
  Plus: D&A                 $57M       $55M       ~$70M          ~$220M            No Change
                            ----       ----       -----           ------
  Operating loss before
  D&A                     $(17)M     $(29)M     $(20) -(40)M  $(90) - (110)M       No Change
----------------------------------------------------------------------------------------------
Hughes Network Systems
  Operating
  profit/(loss)           $(10)M     $(43)M       $5 - 10M     $(65) - (75)M    $(70) - (75)M
  Plus: D&A                $19M       $20M         ~$15M         $65 - 75M        $70 - 75M
                           ----       ----         -----         ---------        ---------
  Operating profit
  (loss)
  before D&A               $9M       $(23)M      $20 - 25M          ~$0              ~$0
----------------------------------------------------------------------------------------------
PanAmSat
  Operating profit         $67M       $66M       $55 - 75M      $250 - 300M      $272 - 292M
  Plus: D&A                $85M       $79M       $75 - 85M      $300 - 330M      $307 - 317M
                           ----       ----       ---------      -----------      -----------
  Operating profit
  before D&A              $152M      $145M     $140 - 150M     $580 - 600M       $589 - 599M
----------------------------------------------------------------------------------------------



                         Nine months ended     Nine months ended
                        September 30, 2003    September 30, 2002
                              Actual             Actual
-----------------------------------------------------------------
HUGHES
  Operating                    $258M           $(170)M
  profit/(loss)
  Plus: Depreciation
  & Amortization (D&A)         $810M             $756M
                               -----             -----

  Operating profit
  before depreciation
  and amortization            $1.07B             $586M
-----------------------------------------------------------------

*Additional DIRECTV U.S. non-GAAP financial reconciliation is included with the DIRECTV U.S. stand-alone financial statements included in this earnings release.

+ Does not add due to rounding.
                                       ###

HUGHES ELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)
                                          Three Months          Nine Months
                                       Ended September 30,  Ended September 30,
                                       -------------------  -------------------
                                       2003         2002     2003         2002
-------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and
  other services                    $2,311.8     $1,952.8 $6,579.7    $5,784.0
Product sales                          258.4        241.9    588.5       627.8
-------------------------------------------------------------------------------
Total Revenues                       2,570.2      2,194.7  7,168.2     6,411.8
-------------------------------------------------------------------------------

Operating Costs and Expenses,
  Exclusive of Depreciation and
  Amortization Expenses Shown
  Separately Below
Broadcast programming and
  other costs                        1,186.9        965.1  3,323.9     2,950.9
Cost of products sold                  234.7        209.5    547.5       567.2
Selling, general and
  administrative expenses              789.8        750.3  2,228.3     2,307.8
Depreciation and amortization          282.3        253.8    810.1       756.3
-------------------------------------------------------------------------------
Total Operating Costs and Expenses   2,493.7      2,178.7  6,909.8     6,582.2
-------------------------------------------------------------------------------

Operating Profit (Loss)                 76.5         16.0    258.4      (170.4)

Interest income                         10.6          5.4     32.5        17.1
Interest expense                       (76.3)       (76.1)  (241.0)     (273.8)
Reorganization expense                  (8.2)           -    (19.2)          -
Other, net                               0.6         78.7    (38.0)       46.0
-------------------------------------------------------------------------------
Income (Loss) From Continuing
  Operations Before Income Taxes,
  Minority Interests and Cumulative
  Effect of Accounting Change            3.2         24.0     (7.3)     (381.1)

Income tax benefit (expense)            44.3         (9.2)    48.0       144.8
Minority interests in net
  earnings of subsidiaries              (6.0)        (4.1)   (20.8)      (14.3)
-------------------------------------------------------------------------------

Income (loss) from continuing
  operations before cumulative
  effect of accounting changes          41.5         10.7     19.9      (250.6)
Income (loss) from discontinued
  operations, net of taxes               0.1        (24.3)    (7.6)      (74.5)
-------------------------------------------------------------------------------

Income (loss) before cumulative
  effect of accounting changes          41.6        (13.6)    12.3      (325.1)
Cumulative effect of accounting
  changes, net of taxes                (64.6)           -    (64.6)     (681.3)
-------------------------------------------------------------------------------

Net Loss                               (23.0)       (13.6)   (52.3)   (1,006.4)

Preferred stock dividends                  -            -        -       (46.9)
-------------------------------------------------------------------------------

Loss Used for Computation of Available
  Separate Consolidated Net
  Income (Loss)                       $(23.0)      $(13.6)  $(52.3)  $(1,053.3)
===============================================================================

Available Separate Consolidated Net
  Income (Loss)
Average number of shares of General
  Motors Class H Common Stock outstanding
  (in millions) (Numerator)          1,108.4        958.1  1,068.7       906.6
Average Class H dividend base
  (in millions) (Denominator)        1,382.8      1,381.7  1,382.2     1,330.2
Available Separate Consolidated
  Net Income (Loss)                   $(18.4)       $(9.4)  $(40.4)    $(717.9)
===============================================================================

HUGHES ELECTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                           September
                                                   30,
                                                   2003        December 31,
ASSETS                                         (Unaudited)         2002
------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                        $2,627.9        $1,128.6
Accounts and notes receivable,
  net of allowances of $122.9
  and $102.4                                        835.6         1,133.9
Contracts in process                                127.4           165.9
Inventories                                         292.5           230.3
Deferred income taxes                                 6.0            97.7
Prepaid expenses and other                          954.6           900.0
------------------------------------------------------------------------------

Total Current Assets                              4,844.0         3,656.4
Satellites, net                                   4,715.2         4,922.6
Property, net                                     2,018.6         2,017.4
Goodwill, net                                     5,779.4         5,775.2
Intangible Assets, net                              594.0           644.7
Net Investment in Sales-type Leases                 120.9           161.9
Investments and Other Assets                        859.8           706.9
------------------------------------------------------------------------------

Total Assets                                    $18,931.9       $17,885.1
==============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                 $1,040.3        $1,039.0
Deferred revenues                                   241.1           166.4
Short-term borrowings and current portion of
  long-term debt                                     96.1           727.8
Accrued liabilities and other                       948.0         1,269.9
------------------------------------------------------------------------------

Total Current Liabilities                         2,325.5         3,203.1
Long-Term Debt                                    4,601.7         2,390.0
Other Liabilities and Deferred Credits            1,011.0         1,178.4
Deferred Income Taxes                               424.2           581.2
Commitments and Contingencies
Minority Interests                                  583.9           555.3
Stockholder's Equity                              9,985.6         9,977.1
------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity      $18,931.9       $17,885.1
==============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).

HUGHES ELECTRONICS CORPORATION
SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                             Three Months Ended    Nine Months Ended
                                          September 30,        September 30,
                                       ------------------     ------------------
                                        2003       2002        2003        2002
--------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                      $ 2,087.2  $ 1,761.5  $ 5,878.2  $ 5,168.2
Operating Profit Before
  Depreciation and Amortization (1)     221.8     (177.1)     732.5      216.7
Operating Profit Before
  Depreciation and Amortization
  Margin (1)                             10.6%      10.1%      12.5%       4.2%
Operating Profit (Loss)              $   42.1    $  20.8   $  210.3  $  (228.4)
Operating Profit Margin                   2.0%      1.2%        3.6%      N/A
Depreciation and Amortization        $  179.7    $ 156.3   $  522.2  $   445.1
Capital Expenditures                     79.6       89.2      218.4      353.8

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                       $  210.1    $ 199.1   $  613.4  $   615.5
Operating Profit Before
  Depreciation and Amortization (1)     151.5     (145.4)     449.4      447.2
Operating Profit Before
  Depreciation and Amortization
  Margin (1)                             72.1%      73.0%      73.3%      72.7%
Operating Profit                     $   66.5    $  66.4   $  217.2   $  184.5
Operating Profit Margin                  31.7%      33.4%      35.4%      30.0%
Depreciation and Amortization        $   85.0    $  79.0   $  232.2   $  262.7
Capital Expenditures                     32.4       76.5       87.2      260.0

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                       $  352.7    $ 300.2   $  899.7   $  797.4
Operating Profit Before
  Depreciation and Amortization (1)       8.6      (22.9)     (22.8)     (80.4)
Operating Profit Before
  Depreciation and Amortization
  Margin (1)                              2.4%     N/A        N/A        N/A
Operating Loss                       $  (10.1)   $ (42.9)  $  (79.7)  $ (135.0)
Depreciation and Amortization            18.7       20.0       56.9        54.6
Capital Expenditures                    (18.3)      99.3       91.1       315.4

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                       $  (79.8)   $ (66.1)  $ (223.1)  $ (169.3)
Operating Profit Before
  Depreciation and Amortization (1)     (23.1)     (29.8)     (90.6)       2.4
Operating Profit (Loss)                 (22.0)     (28.3)     (89.4)       8.5
Depreciation and Amortization            (1.1)      (1.5)      (1.2)      (6.1)
Capital Expenditures                     25.8       22.6       82.2       54.7

--------------------------------------------------------------------------------
TOTAL
Total Revenues                      $ 2,570.2  $ 2,194.7  $ 7,168.2  $ 6,411.8
Operating Profit Before
  Depreciation and Amortization (1)     358.8     (269.8)   1,068.5      585.9
Operating Profit Before
  Depreciation and Amortization
  Margin (1)                             14.0%      12.3%      14.9%       9.1%
Operating Profit (Loss)              $   76.5    $  16.0   $  258.4   $ (170.4)
Operating Profit Margin                   3.0%       0.7%       3.6%      N/A
Depreciation and Amortization        $  282.3    $ 253.8   $  810.1   $  756.3
Capital Expenditures                    119.5      287.6      478.9      983.9

================================================================================

(1) See footnote 1 on page 27.

       The Following Pages Reflect DIRECTV U.S.' Financial Statements and

                       Other Data as a Stand Alone Entity

DIRECTV HOLDINGS LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions)
(Unaudited)


                                      Three Months Ended    Nine Months Ended
                                        September 30,         September 30,
                                      -------------------   ------------------
                                       2003       2002       2003       2002
                                      -------    -------    -------    -------

Revenues                             $1,932.2   $1,616.4   $5,440.5   $4,631.8

Operating Costs and Expenses,
  exclusive of depreciation and
  amortization expense shown
  separately below
     Programming and other costs        770.1      651.0    2,168.5    1,878.4
     Subscriber service expenses        159.3      147.0      466.5      444.7
     Subscriber acquisition costs:
        Third party customer
         acquisitions                   366.4      332.4      985.6    1,014.9
        Direct customer acquisitions    111.9       45.9      249.1      111.7
     Retention, upgrade and other
        marketing costs                 143.3       92.2       325.8     286.2
     Broadcast operations expenses       26.8       32.9       98.9       93.1
     General and administrative
       expenses                         119.6      110.5      356.1      348.0
Depreciation and amortization expense   122.6      102.1      371.1      283.2
                                      -------    -------    -------    -------
         Total Operating Costs and
           Expenses                   1,820.0    1,514.0    5,021.6    4,460.2
                                      -------    -------    -------    -------
Operating Profit                        112.2      102.4      418.9      171.6
Interest expense, net                   (54.6)      19.2)    (141.1)     (74.0)
Other income (loss), net                    -      159.7       (4.0)     159.4
                                      -------    -------    -------    -------
Income Before Income Taxes               57.6      242.9      273.8      257.0
Income tax expense                      (21.6)     (91.4)    (102.7)     (96.7)
                                      -------    -------    -------    -------
Net Income                              $36.0     $151.5     $171.1     $160.3
                                      =======    =======    =======    =======

DIRECTV HOLDINGS LLC
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)
(Unaudited)

                                                  September 30,   December 31,
                                                      2003            2002
                                                  -------------   ------------
                          ASSETS
Current Assets
  Cash and cash equivalents                              $380.2          $14.1
  Accounts receivable, net of allowances
     of $51.2 and $54.3                                   450.9          506.7
  Inventories, net                                        129.0           62.6
  Prepaid expenses and other                              554.3          545.8
                                                        -------        -------
              Total Current Assets                      1,514.4        1,129.2
Satellites, net                                           981.5        1,011.3
Property, net                                             728.7          838.6
Goodwill, net                                           2,891.1        2,888.5
Intangible Assets, net                                    568.2          623.7
Other Assets                                              118.3           87.3
                                                        -------        -------
              Total Assets                             $6,802.2       $6,578.6
                                                        =======        =======

              LIABILITIES AND OWNER'S EQUITY
Current Liabilities
  Accounts payable and accrued liabilities             $1,223.0       $1,139.2
  Unearned subscriber revenue and deferred credits        214.9          156.6
  Current portion of long-term debt                        12.2             --
                                                        -------        -------
        Total Current Liabilities                       1,450.1        1,295.8
Long-Term Debt                                          2,612.8             --
Other Liabilities and Deferred Credits                    354.3          477.6
Deferred Income Taxes                                     244.0          246.7
Commitments and Contingencies
Owner's Equity
  Capital stock and additional paid-in capital          2,793.6        5,385.1
  Accumulated deficit                                    (652.6)        (823.7)
                                                        -------        -------
Subtotal Owner's Equity                                 2,141.0        4,561.4
                                                        -------        -------
  Accumulated Other Comprehensive Loss
     Accumulated unrealized losses on securities             --           (2.9)
                                                        -------        -------
        Total Owner's Equity                            2,141.0        4,558.5
                                                        -------        -------
        Total Liabilities and Owner's Equity           $6,802.2       $6,578.6
                                                        =======        =======

DIRECTV HOLDINGS LLC
Non-GAAP Financial Reconciliation and Other Data
(Dollars in Millions)
(Unaudited)


------------------------------------------------------------------------------
             Pre-Marketing Margin Reconciliation to Operating Profit
------------------------------------------------------------------------------
                                For the Three     For the Nine      Guidance
                                Months Ended      Months Ended        Full
                                September 30,     September 30,       Year
                               2003      2002     2003       2002     2003
                              ------------------------------------  --------
Operating Profit             $112.2    $102.4   $418.9     $171.6    ~ $475
Add back: Subscriber
  acquisition costs:
     Third party customer
        acquisitions          366.4     332.4    985.6    1,014.9       **
     Direct customer
        acquisitions          111.9      45.9    249.1      111.7       **
   Retention, upgrade and
     other marketing costs    143.3      92.2    325.8      286.2       **
   Depreciation and
     amortization expense     122.6     102.1    371.1     283.2     ~  525
                             -------------------------------------  --------
Subtotal                      744.2     572.6  1,931.6    1,696.0   ~ 2,715
                             -------------------------------------  --------

Pre-marketing margin*        $856.4    $675.0 $2,350.5   $1,867.6   ~$3,190
                            ======================================  ========
percentage of revenue*         44.3%     41.8%    43.2%     40.3%     ~  42%
----------------------------------------------------------------------------


----------------------------------------------------------------------------
                                   Other Data
----------------------------------------------------------------------------
                                        For the Three      For the Nine
                                        Months Ended       Months Ended
                                        September 30,      September 30,
                                        2003    2002       2003      2002
                                       -------------------------------------
Average monthly revenue per
  subscriber  (ARPU)                   $63.70   $59.20     $61.20    $58.10

Average monthly churn-%:                  1.6%     1.7%       1.5%      1.7%
Average subscriber acquisition
  costs (SAC)                            $590     $555       $575      $535
Total number of subscribers-
  platform (000's)                     11,852   10,921     11,852    10,921
Total owned and operated
  subscribers (000's)                  10,275    9,201     10,275     9,201

----------------------------------------------------------------------------


--------------------------------------------------------------------------------
(*) Pre-Marketing Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the captions "Subscriber acquisition costs", "Retention, upgrade and other marketing costs" and "Depreciation and amortization expense" to "Operating Profit". This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Hughes and DIRECTV U.S. management use Pre-Marketing Margin to evaluate the profitability of DIRECTV U.S.'s current subscriber base for the purpose of allocating resources to discretionary activities such as, adding new subscribers, retaining and upgrading existing subscribers and for capital expenditures. To compensate for the exclusion of "Subscriber acquisition costs" and "Retention, upgrade and other marketing costs", management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

Hughes and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.'s operating performance to other communications, entertainment and media companies. Hughes and DIRECTV U.S. believe that investors also use current and projected Pre-Marketing Margin to determine the ability of DIRECTV U.S.'s current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.


(**) No individual guidance provided.
--------------------------------------------------------------------------------

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          (Registrant)


Date:  October 15, 2003              By:  /s/PETER R. BIBLE.
                                     ---  ------------------
                                          (Peter R. Bible,
                                           Chief Accounting Officer)